UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): July 22, 2015
NORANDA ALUMINUM HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34741	20-8908550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 22, 2015, Noranda Aluminum Holding Corporation (the “Company”) received written notice from NYSE Regulation, Inc. that the Company was not in compliance with one of the continued listing standards of the New York Stock Exchange (the “NYSE”).  Under applicable listing standards, a listed company will be considered to be below compliance standards if the average closing price of the listed company’s common stock is less than $1.00 per share over a consecutive 30-trading-day-period.

The Company can regain compliance at any time during a six-month cure period if (i) on the last trading day of any calendar month during the cure period, the closing price per share of the Company’s common stock is at least $1.00 and (ii) the average closing price per share of the Company’s common stock is at least $1.00 over the 30 trading-day period ending on the last trading day of that month.   The Company plans to notify the NYSE within 10 business days of receipt of the notice that it intends to cure the deficiency. In this regard and as previously announced, the Company plans to seek stockholder approval at a special meeting of stockholders of a 1-for-7 reverse stock split. The special meeting will be held on August 24, 2015, and all stockholders of record as of the close of business on July 24, 2015 will be entitled to notice of and to vote at the special meeting.

On July 28, 2015, the Company issued a press release with regard to its receipt of the notice from NYSE, as well its intention to remedy the noncompliance by effecting the 1-for-7 reverse stock split. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number    Description
99.1    Press release, dated July 28, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM HOLDING CORPORATION

Date:	July 28, 2015

By:	/s/ Gail E. Lehman
Gail E. Lehman
Chief Administrative Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number    Description

99.1    Press release, dated July 28, 2015